Exhibit 99.2


                                  MKR GROUP LLC
                  FIND/SVP FOURTH QUARTER AND YEAR END EARNINGS
                               LEADER, DAVID WALKE
                                   ID# 6015466
                                    03/16/04


                      DATE OF TRANSCRIPTION: MARCH 17, 2004
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MKR GROUP LLC
ID# 6015466                                                              Page 2



Operator:           Good morning. My name is April and I will be your conference facilitator. At this time, I would like to welcome everyone to the FIND/SVP Fourth Quarter and Year End Conference Call.
                    All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star and then number one on your telephone key pad. If you would like to withdraw your question, press star then the number two on your telephone key pad.

                    I would now like to turn the conference over to Charles Messman of the MKR Group. Please go ahead, Sir.

Charles Messman:    Good morning and welcome. I'm Charles Messman with the MKR
                    Group, the Investor Relations firm for FIND/SVP. David
                    Walke, CEO and Peter Stone, Chief Financial Officer will make today's presentation. David will begin with a brief overview of the quarter ended December 31, 2003 and will also discuss the key business drivers in the quarter and year. Peter will follow with a review of the financial results for the fourth quarter and year end, and then we will take some questions.

                    Before we begin, I would like to add that during this call we may make a number of forward looking statements which are statements regarding future events including the future financial performance of the company. These forward looking statements are not guarantees of future results and in fact, we wish to caution you that actual results could differ materially from those projected in the forward looking statements made during this call. As part of that caution, we refer you to the documents that FIND/SVP files from time to time with the Securities and Exchange Commission, especially the section in these documents called risk factors. In particular, please refer to the Form 10-K and Form 10-Q. These documents identify important factors that could cause actual results to differ materially from those contain in any forward looking statements.

                    As a reminder, today's call is being recorded and will be accessible on our website at www.findsvp.com under the Investor Relations heading. A phone replay will also be available commencing two hours after the call and for the following five business days by

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MKR GROUP LLC
ID# 6015466                                                              Page 3



                    dialing 800-642-1687 and entering the following reservation code, 6015466.

                    With that, I'd like to introduce David Walke, CEO of FIND/SVP. David?

David Walke:        Thank you, Charles. Good morning and thank you for joining us today. This is actually the first ever conference call hosted by FIND/SVP since it became a public company in 1986.
                    I think we have a nice little intimate gathering here this morning, and it's interesting for me. After so many years in the investor relations business being in Charles' shoes, it's almost an out of body experience now to be on the other side of this call. But I do appreciate your interest. And going forward, we do intend to conduct calls on a quarterly basis as we believe that we have now made sufficient operational financial progress to have regular communications with our existing and prospective investor base.

                    A little comment on the agenda. As Charles said, I'll provide a few minutes summarizing the highlights of the year, and then I'll turn it over to Peter Stone who will take you through the review of the financial highlights for the quarter and year. I will then come back and talk a little bit about progress to date and the strategic and tactical initiatives that we are focusing on for the near and longer term, and then we'll open it up for questions.

                    As our 2003 performance indicates, we continue to evidence considerable operational and financial progress at FIND/SVP. When the investor group led by Martin Franklin and myself first became involved in November of 2001, we saw a company with a strong foundation, real revenues and several impressive yet unexploited assets. Namely, at that time, over 50,000 responses to business inquires each year, 55 full-time highly expert consultants and researchers, 1,500 corporate clients of all shapes, sizes and research needs, and one of the largest private business libraries in the country. Since that time, we have focused our energies on stabilizing the core foundation of the company and leveraging the business intelligence platform developed since 1969 into a diversified, client-centric knowledge services company. Indeed, we have made strong strides towards our goal over the past two

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MKR GROUP LLC
ID# 6015466                                                              Page 4



                    plus years. As you can see from our operating performance of 2003, highlighted by a 52% increase in revenues and a return to strong operating income and EBITA, we have greatly improved the financial picture of FIND/SVP. While we still have work to do, we have certainly greatly improved in these critical areas, providing increased flexibility to carry out our growth initiatives.

                    Other measurement highlights of 2003 include an increase in client retention from 66% at the beginning of the year to over 75% by the end of year, a continued 95% plus client utilization rate, an 11% increase in the average new retainer sale which is now close to 40% since we first arrived, and a continued 64% gross margin level at the core FIND level. All those are good things.

                    On the other hand, we continue to struggle with organic growth. It has taken us longer than expected to get our arms around the highly complex sales strategy and structure of our QCS retainer business, and as a result we just recently resumed organic revenue growth although it's only been two months. While a certain degree of unit sale attrition is expected, and perhaps even preferred (obviously we have many legacy clients at very low rates which actually cost us money to service) and we have also successfully mitigated the unit decline through successful pricing strategies and the initial favorable effects of our product diversification. We certainly need to firmly establish a positive trend and net gain. Net gain is defined as annual contract value from new sales and retainer rate increases less client cancellations and reductions, and this is a prime focus of 2004 and going forward. I will talk about some of our strategies in this area which show strong initial indications of positive results later in the call.

                    As I stated a minute ago, our plan has been to introduce new services and products that are directly complementary to our core QCS retainer service, which was over 90% of our revenues as recently as 2002, and are fully responsive to the vast business intelligence needs of corporate America. We have made great progress here both through aggressive internal development and repackaging as well as the completion of two high synergistic acquisitions. Very briefly, our acquisition of Guideline Research in April of 2003 planted us firmly in the quantitative custom

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MKR GROUP LLC
ID# 6015466                                                              Page 5


                    market research business. Clearly with approximately 40% of our clients in marketing related departments or functions, we knew that there was an existing demand and exciting cross sell opportunity for us in this sector. Guideline has been a very strong contributor to our improved financial performance in 2003, and has every indication of a continuation as we move through this year and beyond. Only three months later, we completed the acquisition of Teltech, a long standing player in the on-demand customized business intelligence field, yet focused primarily on the well-funded, research and development and engineering departments of many large corporations, a market that FIND/SVP does not and did not really address. Again, this acquisition offers significant cross selling opportunities and cost synergies, and is also providing strong contributions to our overall performance. Furthermore, Teltech provides several interesting service diversification opportunities which I will talk about a little later.

                    And with that, I'm going to turn things over to Peter Stone for a more detailed review of our financial results.

Peter Stone:        Thanks, David, and good morning everyone. I would now like to review our fourth quarter and year end financial results in more detail. Revenue for the fourth quarter was $10.2 million, an increase of 91% compared to $5.4 million reported in the fourth quarter of 2002. Revenues for the year increased 52% to $31.6 million as compared to $20.8 million in 2002. All of this increase was due to the acquisitions of Guideline and Teltech in 2003 which I'll explain in more detail shortly when I review segment results.

                    In regard to Operating Income, as David stated earlier, our fourth quarter Operating Income was $117,000 up from a loss of $207,000 in 2002. For the year, our Operating Income was $928,000 up from a loss of $1,007,000 in 2002. Our improvement in Operating Income for both the quarter and the year was due both to the acquisitions and an improvement in the performance of our core QCS business.

                    Moving on to EBITDA, our fourth quarter 2003 EBITDA was $479,000 up from a loss of $147,000 in 2002. Adjusted EBITDA for the fourth quarter was $1,115,000, a 219% improvement as
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MKR GROUP LLC
ID# 6015466                                                              Page 6


                    compared to $349,000 in the fourth quarter of 2002. 2003 Adjusted EBITDA excludes approximately $636,000 of non-recurring costs including $310,000 for the retirement of the company's founder, $164,000 of severance in connection with layoffs resulting from the acquisitions, and $162,000 of other non-recurring adjustments. 2002 Adjusted EBITDA excluded $681,000 of similar non-recurring costs including $315,000 for the write down of the company's Preferred Stock investment in Idealab!, $147,000 in severance costs, and $219,000 of other.

                    For the year, our 2003 EBITDA was $2,189,000 up from a loss of $383,000 in 2002. Adjusted EBITDA for 2003 was $2,779,000
                    versus $625,000 in 2002. 2003 Adjusted EBITDA excludes approximately $590,000 of non-recurring costs including $310,000 for the retirement of the company's founder, $210,000 of severance in connection with layoffs resulting from the acquisitions, $127,000 of compensation expense relating to 2001 stock option grants, and a negative $57,000 of other. 2002 Adjusted EBITDA excluded approximately $1,008,000 of similar non-recurring costs.

                    Again, our improved EBITDA results for both the fourth quarter and the full year were due both to the acquisitions and to improved profitability in our core QCS business.

                    I'd like to make a few observations about the various non-recurring adjustments that we used to compute Adjusted EBITDA. First, the amounts of the adjustments for the fourth quarter and full year of 2003 were less than the corresponding 2002 periods indicating that we're beginning to see a clearer alignment between our unadjusted and adjusted results, which you would expect. Second, while we do indeed believe that these adjustments are non-recurring and do not expect them to repeat in future periods, future acquisition and major strategic initiatives may give rise to non-recurring adjustments of their own in the future. However, we would certainly expect that any future non-recurring adjustments will continue to be more than offset by the accretive earnings gains generated by such future acquisitions or major strategic initiatives.

                    Net Loss for the fourth quarter which includes the after tax effect of the $636,000 of non-recurring expenses mentioned above was
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MKR GROUP LLC
ID# 6015466                                                              Page 7


                    $75,000, and Net Loss attributable to common shareholders was $65,000 or $0.00 per share, compared to a Net Loss of $520,000 or $0.05 per share reported in the fourth quarter of 2002. 2002 figures included the after tax effect of $681,000 of non-recurring expenses mentioned above.

                    2003 primary and diluted earnings per share were calculated based on primary weighted average shares outstanding during the year of $13.1 million. 2002 primary and diluted earnings per share were calculated based on primary weighted average shares outstanding of $10.2 million. When Net Income is negative, only the primary number of shares is used in computing EPS under GAAP. The difference between Net Loss and Net Loss attributable to common shareholders is the expense or gain that we have to take based on the value of the company's redemption obligations on the common shares issued to Guideline as part of the purchase consideration. Since the accounting treatment for this is unfortunately a little complicated, it might be easier just to note that the maximum additional Net Loss that the company's P&L can be hit for in 2004 for this is approximately $113,000.

                    Net Income for full year 2003 which includes the after tax effect of the $590,000 on non-recurring expenses mentioned above was a positive $205,000, and Net Loss attributable to common shareholders was a negative $75,000 or $0.01 per share compared to a Net Loss of $1,124,000 or $0.11 per share reported for the full year in 2002. 2002 figures included the after tax effect of $1,008,000 of non recurring expenses.

                    2003 primary and diluted earnings per share were calculated based on primary weighted average shares outstanding during the year of 11.8 million. 2002 primary and diluted earnings per share were calculated based on primary weighted average shares outstanding of 10.1 million. Again, when Net Income attributable to common shareholders is negative, only the primary number of shares is used in computing EPS.

                    In terms of share count, there are roughly 16 million fully diluted shares outstanding at the present moment on a non-weighted average basis. This contrasts with the various weighted average
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MKR GROUP LLC
ID# 6015466                                                              Page 8


                    figures I mentioned previously in connection with earnings per share. Since fully diluted shares include, among other things, the inclusion of outstanding options and warrants on a cashless exercise basis which is based on the market price of the company's Common Stock, the number at a point in time fluctuates day to day.

                    Moving on to the balance sheet -- Cash decreased slightly from $968,000 in December 2002 to $821,000 in December 2003. Since we recorded positive operating cash flow in 2003 of approximately $638,000, this decrease was caused primarily by the use of over $500,000 of our cash to fund a portion of the purchase prices of Guideline and Teltech, as well as the continued repayment of our senior term loan with Chase at the rate of $100,000 per quarter. Our current Cash resources exclude approximately $400,000 of additionally availability under our credit line with Chase.

                    Accounts Receivable increased significantly at December 2003 versus the prior year as did all the other working capital accounts due to the acquisitions of Guideline and Teltech. I won't go through each balance sheet account individually, but I can say that we're generally comfortable that the levels are appropriate given the size and current state of the business.

                    Working Capital decreased significantly to negative $2.1 million in December 2003 primarily due to the acquisition of Teltech which operates with substantial negative Working Capital. I want to make two comments about our Working Capital levels. First, we changed our balance sheet presentation in 2003 to reclassify Unearned Retainer Income from a long-term to a current liability, which had the effect of increasing our current liabilities and therefore decreasing our Working Capital. Of course, this reclassification has had no impact what so ever on our overall financial condition. It was just a re-class on the balance sheet. This is why we're generally showing negative Working Capital levels now versus positive levels in prior years.

                    Second, due to the fact that a majority of our revenues are subscription based where customers pay in advance, our business is, and will generally continue to be, a negative Working Capital
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MKR GROUP LLC
ID# 6015466                                                              Page 9



                    business. For comparison, if you exclude their cash balances, both Corporate Executive Board and Gartner are also negative Working Capital businesses for the same reason.

                    Goodwill and Intangibles increased to $8.8 million and $1.1 million respectively in December 2003 all due to the acquisitions of Guideline and Teltech. Notes Payable, both short-term and long-term, increased from $1.8 million last year to $4.2 million in December 2003 due to the inclusion on our balance sheet of $2.4 million of subordinated debt which we borrowed in 2003 to partially finance the acquisitions of Guideline and Teltech. I want to note that the face value of this subordinated debt, which is not due until 2008, is $3.5 million, but it sits on our balance sheet at the lower $2.4 million figure due to the original issue discount of the debt. The cash interest rate on our subordinated debt is 13.5%, reflecting the best financing available to the company at the time of the Guideline acquisition based on the companies historical losses. Now however, with the company's solid trailing earnings record, we believe we can refinance at least a portion of our subordinated debt at a much more attractive rates while at the same time gaining additional debt capital and availability to fund future operations, growth and acquisitions. This will be an initiative for us in 2004.

                    Convertible Preferred Stock and Redeemable Common Stock increased $530,000 and $977,000 respectively in December 2003 due to our issuance of these instruments to partially finance the acquisition of Guideline. At the time we did the Guideline acquisition, we were coming off of three years of historical losses and were much less financable than we are today. Therefore, we were obligated to engage in complex financing transactions to complete the Guideline acquisition, which in hindsight has proven well worth it. We did not, however, pursue similar kinds of complex financings for the subsequent Teltech acquisition and will likely attract more traditional financing in the future.

                    Shareholders Equity increased from $3.7 million in December 2002 to $7.6 million in December 2003, primarily due to the acquisitions of Guideline and Teltech and the completion of various equity financing as part of the acquisitions.
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MKR GROUP LLC
ID# 6015466                                                              Page 10


                    The last segment that I would like to talk about is the business segments. In terms of segment reporting, we will now begin reporting four business segments in our 10-K and our future financial statements. Our historical Quick Consulting Service, or QCS, and Strategic Consulting and Research Group, SCRG, plus two new segments -- our new Quantitative Market Research segment (which is Guideline), and Teltech. Overall, the largest drivers of FIND/SVP's increases in revenues and profits in 2003 were the acquisitions of Guideline and Teltech, but there was some good news in our legacy business segments, as well.

                    In terms of segment revenues, QCS decreased one percent to $18.4 million in 2003, reflective of our pricing strategies and the early effects of our new retainer service offerings off-set by a material decline in unit sales. SCRG, our in-depth practice, decreased from $2.2 million in 2002 to $1.4 million in 2003. The Quantitative Market Research (which is Guideline) and Teltech revenues were $7.7 million and $4.1 million respectively in 2003.

                    In terms of operating income, on an apples to apples overhead allocation basis, QCS increased from $1.5 million in 2002 to $2.4 million in 2003 as a consequence of our cost control initiatives and increased average retainer sale. SCRG however reported a loss of $499,000 in 2003 of which the predominant losses occurred in the first half of the year, but we are now close to the break even point on current revenue run rate. Quantitative Market Research (which is Guideline) and Teltech were $946,000 and $421,000 respectively in 2003. I use the apples to apples qualification for the QCS and SCRG operating income figures because the reported figures in the 10-K will actually show decreases in segment operating income in 2003 for both QCS and SCRG as the result of the new methodology we adopted in 2003 to allocate more corporate overhead to our business segments to better reflect their true contributions to the profitability of our company. Since we are not allowed to restate prior year segment results on the new allocation basis, 2003 segment results for QCS look artificially worse in comparison. However, just as I have done here on this call, our 10-K will contain a footnoted chart which puts all of the years on an apples to apples basis to show the true favorable comparison in 2003 of the QCS operating income gains.
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MKR GROUP LLC
ID# 6015466                                                              Page 11


                    Our segment results communicate a couple of clear messages. First, while we significantly improved the operating income of our core QCS segment, it came mostly from the cost side as we experienced a small decrease in revenues during the year. Increasing the organic revenues of this business is one of our top strategic priorities in 2004. The good news is that the QCS business is highly leveragable with gross margins of 64% and incremental gross margins which we believe are even higher. Accordingly, every additional dollar of revenue generates disproportionate bottom line contributions. Second, our SCRG business continued to decline in both revenues and operating income, and is unlikely to be a positive generator for us in the near future. There is significant strategic value to us and our customers in continuing to offer this service line particularly as a retention and up sell tool, but we believe that it will be difficult to generate revenue growth and positive profits without sufficient critical mass which we would most likely achieve through acquisitions.

                    In summary, we are very pleased with our financial progress we have made in 2003, and we feel well positioned looking ahead to 2004. In that regard, I think it is important for me to mention that for the first time we believe we are now somewhat seasonal in terms of our revenues, primarily due to the acquisitions of Guideline and Teltech. In each case, revenues are recognized based on customer's actual usage of our services which tends to increase as the year progresses as customers want to use up their annual research budgets. That was not the case in our core QCS business.

                    I'd like to turn the call back over to David for the wrap up.

David: Okay. I'll wrap up quickly, and I appreciate your patience here.

                    As Peter showed, clearly we made excellent progress in 2003 and look forward to continued growth and success in 2004. As we are still rather early in our recovery and many of our strategies and initiatives have been introduced fairly recently and have therefore not had the chance to mature in evidence of material impact, I'm not ready to provide specific financial guidance for 2004 as of yet.
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MKR GROUP LLC
ID# 6015466                                                              Page 12


                    To suffice to say that under virtually any scenario, we expect a significant improvement in revenues, Net Income, and EBITDA in 2004 and hopefully I can be more specific later in the year when the results of our efforts become a little more evident.

                    Let me spend a few minutes providing some flavor on these efforts. Our primary strategy is, and has always been, straightforward. We will continue to develop and/or acquire services and products that will allow us to address the large and diversified knowledge services needs of our enviable client base. We have over 1,500 clients, included are roughly 250 of the Fortune 1000 and over 500 with revenues of $400 million or greater. Over 60% of our cardholders who use our QCS service have senior titles. We have devoted significant time and resources toward canvassing existing and non-clients to understand their most pressing knowledge service needs and are aggressively developing solutions.

                    As evidenced by the introduction of our Executive Advisory Service, a robust service offering incorporating more value added responses to inquires, personalized and customized briefings, trend reports (which are a compilation of trends resulting from the almost 70,000 inquiries we now receive each year), intelligence trackings, regular access to topical webinars, and other features, of course all at a higher price point, we have moved up the decision making chain at larger companies and now are providing a far more focused and valuable response to senior executive knowledge needs. It's interesting to note that we now have around 20 clients of our EAS service, including big companies such as Alcoa, Best Buy, Diagio, Nike, and JP Morgan/Chase.

                    The same can be said for our products targeting the financial community. Our Private Capital Research Center and recently-introduced Money Manager Research Center service are both highly customized. On demand, initial due diligence offerings designed to provide these constituencies with the ability to become quickly knowledgeable on industries and companies of interest. We actually provide same day turn-around of detailed reports as well as full access to our inquiry and other services. To date, we almost have 20 companies between these services, at an average base retainer close to $30,000, as compared to our $13,500 retainer for our core QCS retainer service.
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MKR GROUP LLC
ID# 6015466                                                              Page 13


                    We have more client centric services slated for introduction as well and we have made great strides in enhancing the value of our core QCS membership service. A far more sophisticated deliverable is the cornerstone, as our clients can now take advantage of the superior industry knowledge of our 100 plus full-time in-house research consultants by receiving their insight and perspective as well as their unparalleled research skills to address their needs. And we have added a number of other features to better their experience and thus improve our ability to increase rates and retention.

                    Guideline Research has also been in business since 1969 and has a very complementary client base to FIND/SVP. Guideline is particularly strong in the healthcare, pharmaceutical, financial services, and consumer product sectors through its offices in New York City and Chicago. Clients such as Pfizer, Glaxo, Nestle, Brown and Williamson, and others have been large (and when I'm saying large, I mean $250,000 to $1 million per year) and repeat clients, and have come to count on Guideline for much of their customer market research needs. And through our core selling efforts, companies such as Laidlaw Transportation, Transitions Optical and Carhardt have become new and significant clients as well. Indeed, the defined sales force has generated over $800,000 in core sell bookings to Guideline to date. Guideline has reported several months of in excess of $1 million in bookings since they became part of the FIND family, including both of the first two months of 2004, and we're thrilled to have their expertise to offer our clientele.

                    In addition to the previously mentioned opportunity to move into the R&D sector, Teltech has several services that I would like to briefly mention here as each has significant opportunity to add to our overall offering and enhance our value to larger companies. First is outsourcing. Responding to the dynamics of the research industry whereby companies are increasingly seeking third party solutions to address their increasing and diversified knowledge requirements, Teltech provides a fully outsourced response to companies such as GE, Cabot Corporation, Novellus, and half a
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MKR GROUP LLC
ID# 6015466                                                              Page 14


                    dozen other corporations. We build the information resource center portal on the internet, populate the portal with customized research services and manage the entire process. These relationships typically begin as somewhat normal retainers, and expand to anywhere from $250,000 to $1 million or more. In 2004, almost 40% of Teltech's revenues were from outsourcing contracts. We believe that the nature of our client base, which as I noted consists of roughly 250 Fortune 1000 companies for starters, lends itself extremely well to a quality expansion of this service. We also acquired an expert network in the Teltech acquisition which provides third party experts to its client to further expand upon and or validate the response provided by the Teltech consultant. A highly robust service, you can see if for yourself under intota.com, that's i-n-t-o-t-a. We see potential here as well both as a separate subscription service as well as a value-added addition to our core offerings. Finally, Teltech has a small but quite profitable document delivery service, particularly attractive in technical applications, but certainly expandable to other sectors of our client base. We have commenced a proactive sales and marketing program to introduce this service with initially encouraging results.

                    Thus, as is evidenced, we have made great strides in expanding the platform and profile of our services with good results. And while these initiatives will continue, we are focusing very hard on our sales strategy. For example, we have this year redeployed approximately $400,000 toward sales professionals and marketing support to provide us with appropriate fire power to generate organic growth. Our direct sales force has grown 25%. We have initiated highly targeted lead generation and telesales programs, an perhaps most importantly have established a major account department lead by two senior sales professionals out of Lexis-Nexis and Gartner to provide the high-end solution selling experience need to attract increased revenue dollars from larger corporations. All the while, we are engaged in active sales training programs for our direct sales force and consultants so that they can clearly recognize and introduce up sell opportunities among our 1,500 core retainer clients. Lastly, we have restructured our compensation programs to get everyone properly incentivized and in the game.
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MKR GROUP LLC
ID# 6015466                                                              Page 15


                    In conclusion, we have made good progress but much remains in front of us. We have a clear vision but remain highly opportunistic as new services or quality accretive acquisition opportunities are presented. We continue to pursue alliances that fortify the ability for our clients to address more and more of their research needs with FIND/SVP. In this regard, we are currently in active development of a venture to exploit the find.com URL. I can't say much about it at this point for competitive reasons, but again suffice to say that there exists a unique opportunity to utilize this name to further service the search and research needs of small and large companies alike and provide an exciting distribution channel for leading business content providers.

                    So with that, I'd like to thank you once again for your time, and now Peter and i will be happy to respond to any questions.

Operator:           Thank you. At this time, I would like to remind everyone in order to ask a question, please press star then the number one on your telephone key pad. We will pause for just a moment to compile the Q&A roster.

                    Your first question comes from the line of Justin Cable of B. Riley.

Justin Cable:       Hey. Good morning guys.

Peter:              Hi Justin.

Justin: Hey, I was hoping you could maybe break down by segment the revenues for each segment during the quarter. I know you broke it down annually. And maybe talk about the year over year or even sequential growth rates for each business, organic for our core businesses and then maybe the growth rates in the acquired businesses on an apples to apples comparison.

David: Okay, I'll give it to Peter but let's take those one at a time. You're first question was about...?

Justin:             Just... (CONVERSATIONS OVERLAPPING)
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MKR GROUP LLC
ID# 6015466                                                              Page 16

David:              Quarters or revenues

Justin:             For the quarter.

Peter: We can do year over year. We don't have -- because we don't disclose this - just the quarter segment revenue in our 10-K. So that's not at our finger tips. We can certainly get back to you with that, but I'd be happy to discuss the year over year in any of the business segments.

Justin:             Okay. Why don't we go to that then?

Peter: Okay. (RECORDING CUTS OUT) At Guideline, we did about $7.7 million in 2003 and that is up. I don't have the specific for 2002. We didn't track the business -- they were not on a calendar quarter basis before we acquired them and 2002 was the pre-acquisition period so it doesn't line up exactly. But that was significantly up, a significant increase over where they were in 2002.

                    For Teltech, $4.1 million in 2003, which is a decline from 2002. Again, since we're not reporting the 2002 comparable number in our 10-K we don't have that here but that's going to be a slight decrease from where they were in 2002.

Justin: Okay. Are those figures for the full year, or is that just for the contribution to...?

Peter: That is the contribution since we actually owned them, so that's what we will actually report. So, $7.7 million for Guideline is nine months ended December 31st, and $4.1 million for Teltech is the six months ended December 31st.

Justin: Okay. Alright. Well, maybe -- oh, did you break out the direct costs and SG&A for the quarter?

Peter: We do not. We just report the operating income or loss by segments.

David:              But we can give that to you off line, Justin.
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ID# 6015466                                                              Page 17


Justin: Okay. No problem. And last question -- could you maybe go over again in each segment where you see the growth opportunities. I know you don't want to provide guidance for '04 yet, but maybe talk about where you're going to focus your efforts in '04.

David: Well, let me take that. Let's start with the core FIND level. As we said, first of all, we believe SCRG -- I'm going to start there -- is now at a break even level. I shouldn't say we think, we know that it's virtually at break even, so if we do nothing else there, we think we'll pick up a significantly amount of operating income relative to last year when we lost a significant amount of money there particularly in the first half of the year.

                    On the QCS side, as I said, we've spent a lot of money, invested a lot of money in our sales efforts to improve those operations. In actuality, we have a very modest overall revenue growth goal. But having said that, recognize that if we can get to an overall revenue growth at all in this year, it digs us out of a significant hole. For perspective, Justin, last year -- well let me put it this way -- as you can appreciate from the annuity basis of the retainer business, when you lose let's say a $1,000 monthly client in January, you lose $12,000 in revenue. If you lose them in November, you lose $2,000 in revenue. We had a very poor first quarter last year which put us into a significant hole last year that we could not dig out of because of as the quarters went on and the months went on, we just couldn't recapture that. Without being specific, I can tell you for at least the first two months of this year, we did much, much better in the first two months which gives us some degree of confidence that we won't be in nearly the position we were in last year.

                    Guideline had a very good year last year. If you annualize their $7.7 million, it gives you a sense of what they might have done last year, and we're looking for reasonable growth over that this year. Their backlog as we call it now is about $3 million or pipeline, which is well ahead of what they normally have, and that pipeline is strictly bookings that have not necessarily -- projects that have not necessarily started yet, and revenue recognition policies dictate that we can't recognize the revenues until those programs start. As I said in my presentation, they've had a very, very good start of the

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ID# 6015466                                                              Page 18


                    year of something like $2.25 million in bookings, so that bodes very well for their year.

                    As far as Teltech goes, the good news about Teltech is that they have a very, very high client retention rate, somewhere in the neighborhood of 85 to 90%. The bad news is because of their prior ownership and the initiative that the owners had to sell the company, they completely cut out their sales force. So, if you do nothing else and retain 85 to 90%, you're going to lose ten to 15% off the top line. We are right now in a very active training program with our sales force to incorporate the Teltech offerings into their bag, if you will, which of course is not overwhelming because they know how to sell that service. And combined with the opportunities we see with the outsourcing, document delivery and expert network areas, we'd like to think that we could show some reasonable growth or nominal growth I guess I'd say on the Teltech side.

                    The last answer to your question is to repeat what Peter had said earlier. Because of the way that we have leveraged the costs at this company, every incremental revenue dollar we bring in is going to be disproportionately represented on the bottom line.

Justin:             Okay. That's a good overview. Alright. Thanks.

David:              Okay. Thanks, Justin.

Operator:           Again, I would like to remind everyone, in order to ask a
                    question, please press star then the number one on your telephone key pad. Again, we'll pause for just a moment to compile the Q&A roster.

                    Your next question comes from the line of Lawrence Goldstein with Santa Monica Partners.

Lawrence Goldstein: So why can't we shift New York and Chicago research to
                    India?

David: Good question, Larry, and I was shocked that you weren't going to ask a question there! That's a good question. We should have talked about that. The fact of the matter is that we are right now trialing a company in India to answer approximately 25 questions a
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MKR GROUP LLC
ID# 6015466                                                              Page 19


                    day in our core QCS service. The way we're positioning it is we send them at the end of the day a bunch of questions, they handle the lower end information gathering part of the inquiries, send it back to us while we're sleeping, and our senior consultants put the perspective insight and finishing touches on it. It does require some significant training because over there, they are typically used to being back office people and back office capabilities for the investment banking departments of large corporations, so giving them any type of qualitative assignments takes some significant training which we're in the midst of.

                    As far as Chicago goes, that's our Guideline business and we'd love to do that. The difference is that first of all, all of our field work in the market research area is outsourced to third parties. So yes, we could instead of outsourcing to a third party outsource it to India at a cheaper rate, the issue there is linguistics. Those people have to have the capabilities to speak English very well so that people will respond to them in the inquiry level. And that is happening by the way. I just heard from someone in my office the other day that they've identified another company in India that has spent a lot of time and money improving the linguistic capabilities of the people in India.

                    But just to give you an idea, we're paying approximately $16.00 to $18.00 an hour for our India based inquiries, where as our fully loaded cost in the U.S. is somewhere in the neighborhood of $40.00. So we like the model.

Lawrence:           Okay. Thank you.

David:              Other questions?

Operator:           Your next question comes from the line of Dan Kilmurray with
                    UBS.

Dan Kilmurray:      Hey David. Good morning.

David:              Hey Dan.

Dan:                Could you just address what your intention is in the go
                    forward
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MKR GROUP LLC
ID# 6015466                                                              Page 20


                    year with the balance sheet? What's happening with debt maturities, what you'd like to accomplish in the up coming year?

Peter: Sure. The debt maturities this year continue to be only the $100,000 per quarter to Chase, so we don't have any significant debt maturities occurring in the near future. We do however as we mentioned earlier would like to do two things. One is on our subordinated debt; we are paying 13.5% cash interest. We have every indication from speaking to several players in the market that we can do much better than that having had a full fiscal year of strong positive earnings, and that we are under leveraged based on that earnings trend. So, we do believe, and are in the process of seeking out, a debt financing partner that would certainly take out some of our subordinated debt and very possibly replace our senior lender as well at very attractive rates which will give us access to more capital if we need it in the future. So, simultaneously reducing our interest expense and giving us access to more capital for future acquisitions and initiatives. So we're actively working on that right now and would hope to have something to announce during the next quarter on that.

Dan: And there are no restrictive covenants or anything in your ability to redeem that debt?

Peter: There are not pre-payment penalties or restrictive covenants on our ability to repay the sub debt. We can repay it in any denomination we want, and generally as long as they feel that if there is new senior debt coming in above them, as long as they're comfortable that it's true senior debt and that's in the best interest of the company, the sub debt lender has said that they're fully in favor of that.

David: Keep in mind that the sub debt lender is a significant equity holder as well.

Dan:                Okay. Thanks a lot guys.

David:              Thanks Dan.

Peter: Before we take the next question, I just want to respond to the gentleman from B. Riley. I did pull out the quarter four 2002
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ID# 6015466                                                              Page 21


                    versus quarter four 2003 revenue and contribution numbers at least for our Legacy business segments. In our QCS segment, revenues in the fourth quarter of 2002 were $4,835,000, quarter four 2003 was $4,922,000. In SCRG, in the quarter four 2002 $514,000 of revenues, quarter four 2003 $530,000 of revenues, evidencing as David said, that the large decline in SCRG in 2003 was principally concentrated in the first half of the year and that had recovered in the second half of the year. And as I said, the contributions I don't have on the apples to apples comparison basis, but it significantly increased between the Q4 2002 and Q4 2003 at QCS and was slightly down at SCRG.

David: And while we didn't own Guideline or Teltech at the time, I can tell you that Guideline's fourth quarter was much, much better than their fourth quarter in 2002, and I believe that Teltech's was about flat.

Peter: That's correct. Yes, Guideline as David said, if you take the $7.7 million they did in 2003 and annualize that, you come out somewhere north of $10 million and the year prior to our acquisition, the trailing 12 months, they did about $8 million of revenues. So they were up significantly in 2003.

David:              Other questions?

Operator:           Again, at this time I would like to remind everyone in order to ask a question, please press star then the number one on your telephone key pad. We'll pause for just a moment to compile the Q&A roster.

                    At this time, there are no further questions. Management, are there any closing remarks?

David: Sure. I just want to thank everybody for attending FIND/SVP and my first ever conference call. I appreciate your interest and your questions, and it's going to be a very exciting year for us, so keep your eye on us. Thank you very much.

Peter:              Thank you everybody.
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ID# 6015466                                                              Page 22


Operator:           This concludes today's conference call. You may now
                    disconnect.

** End of Call **